FOR RELEASE November 15, 2010 at 4:30 p.m. ET

Palatin Technologies, Inc. Reports First Quarter Fiscal Year 2011 Results; Teleconference and Webcast to be held on November 16, 2010

CRANBURY, NJ – November 15, 2010 – Palatin Technologies, Inc. (NYSE Amex: PTN), a biopharmaceutical company dedicated to the development of peptide mimetic and small molecule agonist compounds with a focus on melanocortin and natriuretic peptide receptor systems, today announced results for its first quarter ended September 30, 2010. Palatin reported a net loss of $4.6 million, or $(0.39) per basic and diluted share, for the quarter ended September 30, 2010, compared to a net loss of $37,000, or $(0.00) per basic and diluted share, for the same period in 2009.

The increase in net loss for the quarter ended September 30, 2010, compared to the same period last fiscal year, was primarily attributable to a decrease in revenue recognized under Palatin’s research collaboration and license and clinical trial agreements with AstraZeneca AB (AstraZeneca) as a result of successful completion of the research collaboration portion of the agreements.

REVENUE
Revenues for the quarter ended September 30, 2010 were $216,000, compared to $3.7 million for the same period in 2009, reflecting the decrease in revenue recognized under Palatin’s agreements with AstraZeneca.

COSTS AND EXPENSES
Total operating expenses for the quarter ended September 30, 2010 were $4.8 million, compared to $3.8 million for the comparable quarter of 2009. The increase in operating expenses for the quarter was primarily due to Palatin’s recognition of severance related expenses of $748,000 in the three months ended September 30, 2010 pursuant to Palatin’s previously disclosed realignment of resources.

CASH POSITION / GOING CONCERN
Palatin’s cash, cash equivalents and investments were $4.7 million as of September 30, 2010, compared to $8.9 million at June 30, 2010.  Palatin’s Quarterly Report on Form 10-Q filed on November 15, 2010, contains going concern disclosures, as did Palatin’s Annual Report on Form 10-K filed on September 27, 2010.

CONFERENCE CALL / WEBCAST
Palatin will host a conference call and webcast on November 16, 2010 at 11:00 a.m. Eastern Time to discuss its first quarter of fiscal year 2011 financial results.  Individuals interested in listening to the conference call live can dial 888-215-7015 (domestic) or 913-312-0376 (international), Passcode 5104164. The webcast and replay can be accessed by logging on to the “Investor/Media Center-Webcasts” section of Palatin’s website at http://www.palatin.com. A telephone and webcast replay will be available approximately one hour after the completion of the call. To access the telephone replay, dial 888-203-1112 (domestic) or 719-457-0820 (international), Passcode 5104164.  The webcast and telephone replay will be available through November 23, 2010.

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About Palatin Technologies, Inc.
Palatin Technologies, Inc. is a biopharmaceutical company focused on discovering and developing targeted, receptor-specific small molecule and peptide therapeutics.  Palatin's strategy is to develop products and then form marketing collaborations with industry leaders in order to maximize their commercial potential.  For additional information regarding Palatin, please visit Palatin’s website at http://www.palatin.com.

Forward-looking Statements
Statements about future expectations of Palatin Technologies, Inc., including statements about its financial expectations, development programs, proposed indications for its product candidates, pre-clinical activities, marketing collaborations, and all other statements in this document other than historical facts, are “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, Section 21E of the Securities Exchange Act of 1934 and as that term is defined in the Private Securities Litigation Reform Act of 1995. Palatin intends that such forward-looking statements be subject to the safe harbors created thereby. Palatin’s actual results may differ materially from those discussed in the forward-looking statements for various reasons, including, but not limited to Palatin’s ability to fund development of its technology, ability to establish and successfully complete clinical trials and pre-clinical studies and the results of those trials and studies, dependence on its partners for certain development activities, need for regulatory approvals and commercial acceptance of its products, ability to protect its intellectual property, and other factors discussed in Palatin’s periodic filings with the Securities and Exchange Commission. Palatin is not responsible for updating for events that occur after the date of this press release.

Palatin Technologies Investor Inquiries:
Stephen T. Wills, CPA, MST
EVP-Operations / Chief Financial Officer
Tel: (609) 495-2200/info@palatin.com

Palatin Technologies Media Inquiries:
Carney Noensie, Burns McClellan
Vice President, Investor Relations
Tel: (212) 213-0006/cnoensie@burnsmc.com

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(Financial Statement Data Follows)

PALATIN TECHNOLOGIES, INC.
and Subsidiary

Consolidated Statements of Operations
(unaudited)

	Three Months Ended September 30,
	2010	2009

REVENUES	$ 216,147	$ 3,662,619

OPERATING EXPENSES:
Research and development	3,452,762	2,669,564
General and administrative	1,381,776	1,153,731
Total operating expenses	4,834,538	3,823,295

Loss from operations	(4,618,391)	(160,676)

OTHER INCOME (EXPENSE):
Investment income	20,375	33,312
Interest expense	(2,304)	(4,701)
Gain on sale of supplies	-	95,000
Total other income, net	18,071	123,611

NET LOSS	$ (4,600,320)	$ (37,065)

Basic and diluted net loss per common share	$ (0.39)	$ (0.00)

Weighted average number of common shares outstanding used in computing basic and diluted net loss per common share	11,730,308	9,130,622

PALATIN TECHNOLOGIES, INC.
and Subsidiary

Consolidated Balance Sheets
(unaudited)

	September 30, 2010	June 30, 2010
ASSETS
Current assets:
Cash and cash equivalents	$ 1,234,739	$ 5,405,430
Available-for-sale investments	3,472,199	3,462,189
Accounts receivable	528,222	2,879
Prepaid expenses and other current assets	322,970	393,313
Total current assets	5,558,130	9,263,811

Property and equipment, net	2,089,421	2,388,365
Restricted cash	475,000	475,000
Other assets	266,020	261,701
Total assets	$ 8,388,571	$ 12,388,877

LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
Capital lease obligations	$ 20,182	$ 19,670
Accounts payable	153,196	155,795
Accrued compensation	748,027	-
Unearned revenue	327,498	-
Accrued expenses	1,520,461	2,219,466
Total current liabilities	2,769,364	2,394,931

Capital lease obligations	9,042	14,284
Deferred rent	526,352	661,389
Total liabilities	3,304,758	3,070,604

Stockholders' equity:
Preferred stock of $.01 par value – authorized 10,000,000 shares;
Series A Convertible; issued and outstanding 4,997 shares as of September 30, 2010 and June 30, 2010, respectively	50	50
Common stock of $.01 par value – authorized 40,000,000 shares; issued and outstanding 11,819,028 and 11,702,818 shares as of September 30, 2010 and June 30, 2010, respectively	118,190	117,028
Additional paid-in capital	218,591,411	218,236,723
Accumulated other comprehensive income	148,660	138,650
Accumulated deficit	(213,774,498)	(209,174,178)
Total stockholders’ equity	5,083,813	9,318,273
Total liabilities and stockholders’ equity	$ 8,388,571	$ 12,388,877